KPMG LLP Suite 3400 312 Walnut Street Cincinnati, OH 45202

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 9, 2025, with respect to the financial statements of MassMutual Ascend Life Insurance Company, included herein, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information which is part of the Registration Statement.

Cincinnati, Ohio

December 8, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.